UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 22, 2011
TD Ameritrade Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-49992	82-0543156
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification Number)
incorporation)

4211 South 102nd Street
Omaha, Nebraska	68127
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (402) 331-7856
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 22, 2011, Marvin W. Adams entered into an agreement with TD Ameritrade Holding Corporation to become Executive Vice President and Chief Operating Officer, effective April 11, 2011. Prior to joining TD Ameritrade, Mr. Adams, age 53, served as Executive Vice President, Technology & Operations of Teachers Insurance and Annuity Association, Teachers Advisors, Inc. and TIAA-CREF Investment Management LLC, a position he held since 2010. From 2007 to 2009, Mr. Adams served as President, Fidelity Shared Services at Fidelity Investments, and from 2006 to 2007, he served as Chief Information Officer and CIO Council Head at Citigroup.
     Below is a brief description of Mr. Adams’ agreement with TD Ameritrade.

Position	Executive Vice President and Chief Operating Officer

Base Annual Salary	$400,000

Annual Cash Incentive	$1,300,000 target (and minimum) for fiscal year 2011 and a target of $1,300,000 thereafter

Annual Equity Incentive	Restricted stock units with a value of $1,300,000 at target (and minimum) for fiscal year 2011 and a target of $1,300,000 thereafter

Special Equity Award	Restricted stock units with a value of $1,500,000, scheduled to vest on the third anniversary of the grant date

Severance	In the event of termination of employment in connection with a change of control or without cause or resignation for good reason, Mr. Adams will be entitled to receive:
•	Base salary for 1 year

•	Annual cash incentive of $1,300,000

•	Pro-rata vesting of equity grants for termination without cause or resignation for good reason and continued vesting of equity grants for termination in connection with a change of control

•	COBRA coverage for 18 months, with the employer portion paid by TD Ameritrade for 6 months

Non-competition	Mr. Adams is subject to non-competition and non-solicitation provisions during the term of his employment and for 1 year after his employment ceases.

Benefits	Mr. Adams is entitled to receive reimbursement for housing and travel expenses (including tax gross-up) for up to 2 years and reimbursement for reasonable relocation expenses during such 2-year period.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD AMERITRADE HOLDING CORPORATION
Date: March 25, 2011	By:	/s/ William J. Gerber
		Name:	William J. Gerber
		Title:	Chief Financial Officer